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National Cancer Institute Awards Fifth Grant to SpectRx, Inc. for Non-invasive Cervical Cancer Detection Technology

Federal funding exceeds $3 million to commercialize point of care test; fund pivotal FDA trial

NORCROSS, GA (September 13, 2006) -- SpectRx, Inc. (OTCBB: SPRXE) today announced it was awarded a fifth grant of approximately $690,000 by the National Cancer Institute (NCI) for development of the company's non-invasive cervical cancer detection technology.  To date, SpectRx has been awarded a total of $3.2 million in NCI grant funding for the program.  The grant is intended to complete the ongoing U.S. Food and Drug Administration (FDA) pivotal clinical trial.

"We believe that this level of continued support from the NCI is an important validation of our technology for the early detection of cervical disease," said Mark Faupel, Ph.D., SpectRx chief technical officer and president of Guided Therapeutics, Inc., the SpectRx subsidiary formed to commercialize the non-invasive cervical cancer detection device.  "This latest grant should accelerate our clinical data collection and help us to complete the clinical trial necessary for a premarket approval (PMA) application."

The multi-center pivotal clinical trial is currently underway at five leading U.S. healthcare facilities.  To date, more than 1,100 subjects have been enrolled in the trial, which is expected to be completed in 2007.  Additionally, approximately 1,000 women were tested with prototype devices in pre-pivotal clinical studies.

An NCI-supported pre-pivotal clinical study indicated that the non-invasive test, based on the SpectRx technology, could reduce by 55% the number of unnecessary follow-up procedures as a result of false positive Pap test results.

In its reviews of the non-invasive cervical cancer detection device, the NCI cited the potential of the technology to improve the accuracy of detecting cervical disease, its potential to reduce unnecessary and costly procedures, its rapid, point-of-care results and its potential for commercial success as reasons for continued support.

The non-invasive cervical cancer detection device uses proprietary technology to identify cancers and precancers painlessly and non-invasively by analyzing light reflected from the cervix. The device creates an image of the cervix that highlights the location and severity of disease. The technology distinguishes between normal and diseased tissue by detecting biochemical and morphological changes at the cellular level. Unlike Pap or HPV tests, the non-invasive test does not require a tissue sample or laboratory analysis and results are available immediately. To date, more than 2,000 women have been tested with prototypes of the non-invasive cervical cancer detection device.

According to published reports, cervical cancer is the third most common cancer among women worldwide. Globally, there are approximately 471,000 cases of cervical cancer diagnosed annually and approximately 233,000 deaths per year. Approximately 60 million Pap tests are performed annually in the United States.

About SpectRx, Inc. -

SpectRx, Inc. (OTCBB: SPRXE) is a diabetes management company developing and providing innovative solutions for insulin delivery and glucose monitoring.  SpectRx markets the SimpleChoice ® line of innovative diabetes management products, which include insulin pump disposable supplies.  SpectRx also plans to develop a consumer device for continuous glucose monitoring.  The company is commercializing its non-invasive cervical cancer detection technology through its subsidiary, Guided Therapeutics, Inc., which SpectRx intends to separately finance.  The commercialization is currently funded by grants and debt.  An effort is currently underway to extend and/or restructure the debt to allow additional time needed to complete a separate financing.  For more information, visit SpectRx's web sites at www.spectrx.com, www.guidedtherapeutics.com and www.mysimplechoice.com.

The Guided Therapeutics device is an investigational device and is limited by federal law to investigational use.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from SpectRx's actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include: the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading "Risk Factors" in SpectRx's reports filed with the SEC, including SpectRx's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, as amended, and subsequent quarterly reports.

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